THE DOLLAR CRISIS AND RECOVERY TRUST

Amendment No. 1 to Agreement and Declaration of Trust

The undersigned President of THE DOLLAR CRISIS AND RECOVERY TRUST (the “Trust”) hereby certifies that the following resolutions were adopted by the Board of Trustees of the Trust by consent dated December 7th, 2007:

Resolved that pursuant to Section 7.3 of the Agreement and Declaration of Trust of the Dollar Crisis and Recovery Trust (the "Trust") we hereby amend in entirety Section 1.1 to read as follows:

This Trust shall be known as "DOLLAR STRATEGY GLOBAL TRUST" and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine.  The principal office of the Trust shall be located at 81790 Golden Star Way, La Quinta, Ca  92253, or any other place as determined from time to time by the Trustees and reported to the Secretary of the State of Ohio.

Further resolved, that pursuant to Section 4.1 of the Agreement and Declaration of Trust of the Dollar Crisis and Recovery Trust (the “Trust”) we hereby amend in its entirety the first paragraph of Section 4.2 to read as follows:

Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Series, the Trustees hereby establish and designate the following Series of Shares of the trust and designate such Series the “Dollar Strategy Global Fund”  (the “Series”).   The Shares of these Series and any Shares of any further Series or Class that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Series or Class at the time of establishing and designating the same) have the following relative rights and preferences:

Further resolved, that the above paragraph shall supersede and take the place of the existing first paragraph for Section 4.2 of the Agreement and Declaration of Trust.

This document shall have the status of an Amendment to said Agreement and Declaration of Trust and may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Date: December 11 , 2007
/s/Michael J. McDonald Michael J. McDonald, President

666622.1